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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[ ] Check this box if no longer subject of Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

================================================================================
1. Name and Address of Reporting Person

   Feinberg             Stephen
--------------------------------------------------------------------------------
   (Last)               (First)                 (Middle)

    c/o Cerberus Partners, L.P.
    450 Park Avenue - 28th Floor
--------------------------------------------------------------------------------
                                    (Street)

    New York              NY                    10022
--------------------------------------------------------------------------------
   (City)               (State)                 (Zip)


================================================================================
2. Issuer Name and Ticker or Trading Symbol

   Wherehouse Entertainment, Inc.
================================================================================
3. IRS or Social Security Number of Reporting Person (Voluntary)


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4. Statement for Month/Year

   May/1999
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5. If Amendment, Date of Original (Month/Year)


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6. Relationship of Reporting Person to Issuer
   (Check all applicable)

   [   ]   Director                             [ X*]   10% Owner
   [   ]   Officer (give title below)           [   ]   Other (specify below)



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7.  Individual or Joint/Group Filing (Check Applicable Line)

    [X*] Form filed by One Reporting Person
    [  ] Form filed by More than One Reporting Persion

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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                                                                               6.
                                                                 4.                              5.            Owner-
                                                                 Securities Acquired (A) or      Amount of     ship
                                                    3.           Disposed of (D)                 Securities    Form:    7.
                                                    Transaction  (Instr. 3, 4 and 5)             Beneficially  Direct    Nature of
                                      2.            Code         ------------------------------- Owned at End  (D) or    Indirect
1.                                    Transaction   (Instr. 8)                   (A)             of Month      Indirect  Beneficial
Title of Security                     Date          ------------     Amount      or     Price    (Instr. 3     (I)       Ownership
(Instr. 3)                            (mm/dd/yy)     Code     V                  (D)             and 4)        (Instr.4) (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------

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====================================================================================================================================

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                          9.        10.
                                                                                                          Number    Owner-
                                                                                                          of        ship
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    of                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-             4.       Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   action   or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Code     of(D)         (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     (Instr.  (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  8)       4 and 5)      Date     Expira-            Number  ity      Month     (I)      ship
Security            Secur-   Day/     ------   ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    Code V    (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
------------------------------------------------------------------------------------------------------------------------------------
TRANSACTIONS BY
CERBERUS PARTNERS,
    L.P.*
Tranche A Warrant                                                               Common                                     By  part-
  (right to buy)   $ 2.38    5/3/99    P          16,900      Immed.   1/31/02  Stock   16,900   $10.68   16,900     I*    nership*
------------------------------------------------------------------------------------------------------------------------------------
Tranche B Warrant                                                               Common   4,410   $ 5.00    4,410     I*    By  part-
  (right to buy)   $ 9.00    5/3/99    P           4,410      Immed.   1/31/04  Stock                                      nership*
------------------------------------------------------------------------------------------------------------------------------------
Tranche C Warrant  $11.00    5/3/99    P           4,410      Immed.   1/31/04  Common   4,410   $ 3.50    9,369     I*    By  part-
  (right to buy)                                                                Stock                                      nership*
------------------------------------------------------------------------------------------------------------------------------------
TRANSACTIONS BY    $ 2.38    5/3/99    P          19,864      Immed.   1/31/02  Common  19,864   $10.68   19,864     I*    By   cor-
  CERBERUS                                                                      Stock                                      poration*
INTERNATIONAL, LTD.*
 Tranche A Warrant
  (right to buy)
------------------------------------------------------------------------------------------------------------------------------------
Tranche B Warrant  $ 9.00    5/3/99   P            5,200      Immed.   1/31/04  Common   5,200   $ 5.00    5,200     I*    By   cor-
  (right to buy)                                                                Stock                                      poration*
------------------------------------------------------------------------------------------------------------------------------------
Tranche C Warrant  $11.00    5/3/99   P            5,200      Immed.   1/31/04  Common   5,200   $ 3.50   37,480     I*    By   cor-
  (right to buy)                                                                Stock                                      poration*
------------------------------------------------------------------------------------------------------------------------------------
TRANSACTIONS BY    $ 2.38    5/3/99   P            1,590      Immed.   1/31/02  Common   1,590   $10.68    1,590     I*    By   cor-
 ULTRA CERBERUS                                                                 Stock                                      poration*
 FUND, LTD.*
Tranche A Warrant
  (right to buy)
------------------------------------------------------------------------------------------------------------------------------------
Tranche B Warrant  $ 9.00    5/3/99   P              420      Immed.   1/31/04  Common     420   $ 5.00      420     I*    By   cor-
  (right to buy)                                                                Stock                                      poration*
------------------------------------------------------------------------------------------------------------------------------------


Tranche C Warrant  $11.00    5/3/99   P              420      Immed.   1/31/04  Common     420   $ 3.50    7,711     I*    By   cor-
  (right to buy)                                                                Stock                                      poration*
------------------------------------------------------------------------------------------------------------------------------------
TRANSACTIONS BY      2.38    5/3/99   P           32,900      Immed.   1/31/02  Common  32,900   $10.68   32,900     I*    By  part-
   THE FUNDS*                                                                   Stock                                      nerships
Tranche A Warrant                                                                                                          and
  (right to buy)                                                                                                           corpora-
                                                                                                                           tions*
------------------------------------------------------------------------------------------------------------------------------------
Tranche B Warrant    9.00    5/3/99   P            8,547      Immed.   1/31/04  Common   8,547    5.00     8,547      I*   By  part-
   (right to buy)                                                               Stock                                      nerships
                                                                                                                           and
                                                                                                                           corpora-
                                                                                                                           tions*
------------------------------------------------------------------------------------------------------------------------------------
Tranche C Warrant   11.00    5/3/99   P            8,547      Immed.   1/31/04  Common   8,547    3.50    36,704      I*   By  part-
   (right to buy)                                                               Stock                                      nerships
                                                                                                                           and
                                                                                                                           corpora-
                                                                                                                           tions*
====================================================================================================================================

Explanation  of Responses:

* Stephen Feinberg possesses sole power to vote and direct the disposition of all securities of the Company owned by each of Cerberus, International, Ultra and The Funds. Mr. Feinberg's interest is limited to the extent of his pecuniary interest in Cerberus, International, Ultra and The Funds, if any.


By: /s/Stephen Feinberg                                 June 4, 1999
________________________________                        ____________
 **Signature of Reporting Person                          Date


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedures.

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